Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 33-5291, 33-4549, 33-22238, 33-5765, 33-41182, 333-66735, 333-05731, 333-132589, 333-132590, 333-132591, 333-132592, 333-145527) and on Form S-3 (Registration Nos. 33-5289, 33-5290, 33-18280, 33-25730, 33-21723, 33-27244, 33-33948, 333-72304, 333-109966, 333-120525, 333-122481, 333-151753, 333-149474, 333-161357) of Pitney Bowes Inc. of our report dated February 25, 2011, except for Notes 6, 17 and 18, as to which the date is September 22, 2011 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K dated September 22, 2011.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Stamford, Connecticut
September 22, 2011